Exhibit 10.33

55 Cambridge Parkway

Cambridge, MA 02142

www.sagerx.com

October 25, 2024

Gregory Shiferman

Dear Greg:

At Sage, our mission is to pioneer solutions to deliver life-changing brain health medicines, so every person can thrive. Our success results from creating revolutionary therapeutics in concert with our enterprise-wide approach to excel in all areas of our business.

On behalf of Sage Therapeutics, (the “Company” or “Sage”), I am pleased to promote you to the role of Senior Vice President, General Counsel, and Secretary and welcome you to the Leadership Team of the Company, effective November 1, 2024. This letter summarizes the key employment terms of your position.

Position

Senior Vice President, General Counsel, and Secretary, Reporting to Barry Greene, Chief Executive Officer.

This position is a key factor in Sage’s continued success. In this role, we ask that you agree to devote your full business time, best efforts, skill, knowledge, attention, and energies to the advancement of the

Company's business and interests and to the performance of your duties and responsibilities as an employee of the Company.

Compensation

Your base rate of compensation will be $475,000.00 annually, less all applicable federal, state, and local taxes and withholdings, to be paid in installments in accordance with the Company's standard payroll practices. Such base salary may be adjusted from time to time in accordance with normal business practices and at the sole discretion of the Company.

In addition, you will be eligible to participate in the Sage Bonus Plan at an annual target of 40.00% of your base salary. This discretionary bonus will be based on the Company’s assessment and attainment of corporate and individual goals.

In connection with your promotion, you will be granted an equity award that includes a stock option grant (the “Option”) and a restricted stock unit (“RSU”) award. The Option grant will be to purchase 10,000 shares of the Company’s common stock, and the RSU grant will be for 5,000 units. The grant date of the Option and RSU award will be November 1st, 2024.

The exercise price of the Option will be equal to the fair market value of the Company’s common stock on the date of grant. The Option will vest as follows: the Option will become exercisable as to

25% of the shares on the first anniversary of the Vesting Commencement Date, as defined below;

55 Cambridge Parkway

Cambridge, MA 02142

www.sagerx.com

and thereafter, shall become exercisable as to the remaining 75% of the shares in 36 equal monthly installments following the first anniversary of the Vesting Commencement Date until fully vested.

The RSUs will vest 25% on the one-year anniversary of the Vesting Commencement Date and 25% each subsequent year until 100% is vested after four years. On any RSU vesting date, the tax liability will automatically be settled through net settlement of shares, and you will be issued the remaining vested shares.

The Vesting Commencement Date is November 1st, 2024, for both the Option and the RSU award.

Vesting of both the Option and RSUs assumes continued employment with Sage on the relevant vesting date(s). The Option and RSU grants will be subject to the terms and conditions of the

Company’s then-current shareholder-approved equity plan and its standard form of equity agreements.

Benefits

Because we care about the well-being of our employees, we will continue to provide you with a comprehensive benefits and wellness package. This is meant to assist you in staying healthy,

planning for the future, and developing your career. Our benefits currently include medical, dental,

vision, vacation, wellness benefit, flexible-spending accounts, 401k, and much more.

Employee Agreement

As a condition of your employment, you will be required to continue to comply with your “Agreement Concerning Loyalty, Confidential Business Information, Inventions and Post-Employment Activity” previously executed with Sage.

Employment Relationship

You acknowledge that this letter does not constitute a contract of employment for any particular period of time and does not affect the at-will nature of the employment relationship with the

Company. Either you or Sage has the right to terminate your employment at any time, with or without cause, and with or without notice.

We believe you will make a critical contribution to our success and that this opportunity will allow you significant personal and professional growth.

/s/ Barry Greene__________________________11/1/2024_____

Sage Therapeutics Date

By: Barry Greene

CEO

/s/ Greg Shiferman________________________10/30/2024_____

Greg Shiferman Date